             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(E)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 WORLDCOM, INC.
   -------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

   -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1)  Title of each class of securities to which transaction applies:

    -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

    -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

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    5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)  Amount Previously Paid:

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    2)  Form, Schedule or Registration Statement No.:

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    3)  Filing Party:

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    4)  Date Filed:

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

                                [WorldCom Logo]

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            Jackson, Mississippi
                                                            April 23, 1998

     The annual meeting of the shareholders of WorldCom, Inc., a Georgia corporation (the "Company"), will be held on Thursday, May 21, 1998, at 10:00 a.m. local time, at 500 Clinton Center Drive, Clinton, Mississippi, for the purposes of:

          1. electing a Board of eleven (11) directors;

          2. considering and acting upon a shareholder proposal; and

          3. transacting such other business as properly may come before the meeting or any adjournments or postponements thereof.

     Holders of record of the Company's Common Stock, Series A 8% Cumulative Convertible Preferred Stock and Series B Convertible Preferred Stock at the close of business on April 2, 1998, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof.

     A copy of the Company's Annual Report to Shareholders for 1997 accompanies this notice.

                                            By Order of the Board of Directors

                                            SCOTT D. SULLIVAN
                                            Secretary

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                            SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at 500 Clinton Center Drive, Clinton, Mississippi, on Thursday, May 21, 1998, at 10:00 a.m. local time and at any adjournments or postponements thereof. Holders of record of the Company's voting securities at the close of business on April 2, 1998 (the "Record Date") will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. The first mailing of proxy statements and proxies to shareholders will occur on or about April 23, 1998. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.

     On September 15, 1993, Metromedia Communications Corporation, a Delaware corporation, merged into Resurgens Communications Group, Inc., a Georgia corporation ("Resurgens"). Immediately thereafter, LDDS Communications, Inc., a Tennessee corporation ("LDDS-TN"), merged into Resurgens, whereupon the name of Resurgens was changed to "LDDS Communications, Inc." (the "Surviving Corporation"). Such mergers are hereinafter referred to collectively as the "Mergers" and individually as a "Merger." Although from a corporate law perspective Resurgens was the survivor in both Mergers, for accounting purposes, LDDS-TN was the survivor of the second Merger. Accordingly, unless otherwise provided herein, all references to and information regarding the Company contained in this Proxy Statement relate to LDDS-TN prior to the Mergers and to the Surviving Corporation after the Mergers. At the annual meeting of shareholders held May 25, 1995, shareholders of LDDS Communications, Inc. voted to change the name of the Company to WorldCom, Inc., effectively immediately.

                               COMPANY SECURITIES

     On the Record Date, there were issued and outstanding 1,029,164,724 shares of common stock of the Company (the "Common Stock"), 94,992 shares of Series A 8% Cumulative Convertible Preferred Stock of the Company (the "Series A Preferred Stock") and 12,237,025 shares of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock"). All of the shares of Series A Preferred Stock are held by The Bank of New York as Depositary (the "Depositary") for the holders of Series A Depositary Shares (the "Series A Depositary Shares"). Each Series A Depositary Share represents a one-hundredth interest in a share of Series A Preferred Stock.

     The holders of record of shares of Common Stock as of the close of business on the Record Date are entitled to cast one vote per share on all matters voted on by the holders of Common Stock generally, including the election of directors, and do not have cumulative voting rights. The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together with holders of Common Stock as a single class on issues presented to a vote of the Company's shareholders, except under certain conditions when such holders are entitled to vote as a separate class. The holders of Series A Preferred Stock are entitled to vote on the basis of ten votes for each such share held. The holders of Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The Series A Preferred Stock will be voted by the Depositary in accordance with instructions received from the holders of Series A Depositary Shares, as described below.

Consequently, holders of Series A Depositary Shares are entitled to direct the Depositary with respect to one-tenth ( 1/10) of a vote per Series A Depositary Share. The shares of Series A Preferred Stock and Series B Preferred Stock do not carry cumulative voting rights.

                         ACTION TO BE TAKEN UNDER PROXY

     SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

          (1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the 1999 annual meeting of the Company's shareholders and until their successors have been duly elected and qualified;

          (2) AGAINST the shareholder proposal; and

          (3) in their discretion on the transaction of such other business as properly may come before the meeting or any adjournments or postponements thereof.

     Under the terms of the Deposit Agreement dated December 31, 1996 between the Company and the Depositary, all shares of Series A Preferred Stock held by the Depositary will be voted or not voted as directed by written instructions from the holders of Series A Depositary Shares, and shares for which no instructions are received will be voted as abstentions. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without otherwise indicating how it is to be voted, the voting instruction card will be deemed to be an instruction to vote FOR the election of the Board's nominees, AGAINST the shareholder proposal regarding shareholder rights plans, and in the discretion of the Depositary on the transaction of such other business as properly may come before the meeting or any adjournment or postponement thereof.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     As of the Record Date, the following persons, individually or as a group, were known to the Company to be deemed to be the beneficial owners of more than five percent of the issued and outstanding Common Stock, each of which persons has sole voting and investment power over such Common Stock, except as set forth in the footnotes hereto:

                                      AMOUNT AND
NAME AND ADDRESS OF               NATURE OF EXISTING        PERCENT
BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)   OF CLASS(1)
----------------                -----------------------   ------------
FMR Corp.                             73,298,304(2)           7.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------

(1) Based upon 1,029,164,724 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.

(2) Based upon shares owned as of December 31, 1997, as provided by FMR Corp. on its Statement on Schedule 13G. Edward C. Johnson 3d, Chairman of FMR Corp., together with various trusts for the benefit of Johnson family members, form a controlling group with respect to FMR Corp. Amount includes 64,238,970 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies registered under
    Section 8 of the Investment Company Act of 1940 (the "Funds"). Each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds has sole power to dispose of these 64,238,970 shares, including 5,151,716 shares issuable upon conversion of

    Series A Preferred Stock. Neither FMR Corp., nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. As a result of its serving as investment manager of institutional account(s) FMR Corp., through its control of Fidelity Management Trust Company, has voting and dispositive power over 8,026,134 shares of Common Stock, including 237,589 shares issuable upon conversion of Series A Preferred Stock. Fidelity International Limited, Pembroke Hall, 42 Crownlane, Hamilton, Bermuda, has voting and dispositive power over 1,033,200 shares of Common Stock, as a result of its serving as investment adviser to various non-United States investment companies and certain institutional investors.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock, as of the Record Date, by each director, each MCI Communications Corporation ("MCI") designee (See "Item 1. Election of Directors -- The MCI WorldCom Merger"), the named executive officers and by all persons, as a group, who are currently directors and executive officers of WorldCom. No person listed on the following table is the beneficial owner of any shares of Series A Preferred Stock or Series B Preferred Stock. Each director, executive officer or designee has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                        NUMBER OF SHARES           PERCENT
NAME OF BENEFICIAL OWNER                              BENEFICIALLY OWNED(1)      OF CLASS(1)
------------------------                              ---------------------      -----------
Clifford Alexander, Jr..............................                0               *
James C. Allen......................................          481,929(2)            *
Judith Areen........................................                0               *
Carl J. Aycock......................................          706,734(3)            *
Max E. Bobbitt......................................          256,292(4)            *
Stephen M. Case.....................................                0               *
Bernard J. Ebbers...................................       16,920,539(5)             1.6%
Francesco Galesi....................................        3,021,908(6)            *
Stiles A. Kellett, Jr...............................        4,036,816(7)            *
Gordon S. Macklin...................................                0               *
John A. Porter......................................        4,433,924(8)            *
Timothy F. Price....................................                0               *
Bert C. Roberts, Jr.................................                0               *
John W. Sidgmore....................................        3,467,895(9)            *
Scott D. Sullivan...................................          436,904(10)           *
Gerald H. Taylor....................................                0               *
Lawrence C. Tucker..................................        3,170,096(11)           *
All Directors and Current Executive
Officers as a Group (11 persons)....................       36,933,037(12)            3.6%

---------------

  *  Less than one percent.

 (1) Based upon 1,029,164,724 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.

 (2) Includes 684 shares owned by Mr. Allen's spouse, as to which beneficial ownership is disclaimed; and 37,000 shares held in a revocable trust as to which Mr. Allen is a co-trustee.

 (3) Includes 5,576 shares owned by Mr. Aycock's spouse; 73,048 shares purchasable upon exercise of options; and 2,208 shares held as custodian for children.

 (4) Includes 38,512 shares purchasable upon exercise of options; and 108,890 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (5) Includes 36,432 shares held as custodian for children; 2,875,696 shares purchasable upon exercise of options; and 855,448 shares owned by Linda Ebbers, as to which Mr. Ebbers has voting power.

 (6) Consists of 2,983,396 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 38,512 shares purchasable upon exercise of options.

 (7) Includes 16,000 shares owned by Mr. Kellett's spouse; 900,000 shares owned by a family partnership; 30,500 shares owned by a partnership as to which Mr. Kellett is a general partner; 80,816 shares purchasable upon exercise of options; and 9,500 shares purchasable upon exercise of options held by Mr. Kellett's spouse.

 (8) Includes 165,560 shares held as custodian or trustee for minor children; 73,048 shares purchasable upon exercise of options; 85,812 shares held in trust for son of majority age, as to which beneficial ownership is disclaimed; 6,049 shares held in a trust of which Mr. Porter is trustee with sole voting and dispositive power; and 6,500 shares held in trust for employees of Mr. Porter.

 (9) Includes 368,704 shares purchasable upon exercise of options; and 10,429 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(10) Includes 433,333 shares purchasable upon exercise of options.

(11) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund L.P. and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Mr. Tucker is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 38,268 shares purchasable upon exercise of options.

(12) Includes 4,029,437 shares purchasable upon exercise of options.

                         ITEM 1. ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at eleven.

     All nominees have indicated their willingness to serve if elected and all nominees are currently directors of the Company. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable. The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

     Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

     Pursuant to the applicable provisions of the Company's Second Amended and Restated Articles of Incorporation, holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock currently are entitled to vote as a single class in the election of the eleven directors at the annual meeting. Each outstanding share of Common Stock is entitled to one vote in the election, each holder of the Series A Preferred Stock is entitled to ten votes for each such share held in the election and each holder of Series B Preferred Stock is entitled to one vote for each such share held in the election.

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following states each director or nominee's and each executive officer's age, principal occupation, present position with the Company and the year in which each director first was elected a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his present position for at least five years. All references to "the Company" include for these purposes LDDS-TN and its predecessors.

     JAMES C. ALLEN, 51, has been a director of the Company since March 1998. Mr. Allen is the former Vice Chairman and Chief Executive Officer and a former director of Brooks Fiber Properties, Inc. ("BFP"), where he served in such capacities from 1993 until February 1998. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996. Mr. Allen was appointed to the WorldCom Board of Directors pursuant to the expectation expressed by WorldCom during the negotiation and approval of the merger agreement between WorldCom and BFP (the "BFP Merger Agreement") that the WorldCom Board would consider the nomination of an individual designated by the BFP Board of Directors following the effective time of the merger of a wholly owned subsidiary of WorldCom with and into BFP (the "BFP Merger"). The BFP Merger was effective January 29, 1998. Mr. Allen serves as a director of Metronet Communications Corp. and Verio Inc.

     CARL J. AYCOCK, 49, has been a director of the Company since 1983. Mr. Aycock served as Secretary of the Company from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

     MAX E. BOBBITT, 53, has been a director of the Company since 1992. Mr. Bobbitt was a director of Advanced Telecommunications Corporation ("ATC") until its merger with the Company in December 1992 (the "ATC Merger"). Mr. Bobbitt is currently President and Chief Executive Officer of Metromedia China Corporation, a telecommunications company. From 1996 until February 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation. Prior to 1996, Mr. Bobbitt held various positions including President and Chief Operating Officer and director of ALLTEL Corporation, a telecommunications company, from 1970 until January 1995.

     STEPHEN M. CASE, 39, has been a director of the Company since March 1998. Mr. Case, a co-founder of America Online, Inc. ("AOL"), has been Chairman of the Board of Directors of AOL since October 1995, Chief Executive Officer of AOL since April 1993 and a director of AOL since September 1992. Mr. Case served as President of AOL from July 1996 until February 1998 and from January 1991 to February 1996. Previously, he served as Executive Vice President of AOL from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987. Mr. Case was appointed to the WorldCom Board of Directors pursuant to the agreement relating to WorldCom's acquisition of ANS Communications, Inc. ("ANS") from AOL on January 31, 1998 (the "AOL Agreement"), which provided that, if so requested a specified time before the closing of the transactions contemplated thereby, WorldCom would appoint Mr. Case to the WorldCom Board. Mr. Case made such request. Mr. Case has been nominated as a member of the Board of Directors of the New York Stock Exchange.

     BERNARD J. EBBERS, 56, has been President and Chief Executive Officer of the Company since April 1985. Mr. Ebbers has served as a director of the Company since 1983.

     FRANCESCO GALESI, 67, has been a director of the Company since 1992. Mr. Galesi was a director of ATC until the ATC Merger. Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications. Mr. Galesi serves as a director of Amnex, Inc., and Walden Residential Properties, Inc.

     STILES A. KELLETT, JR., 54, has served as a director of the Company since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995. From 1978 to 1995, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia.

Mr. Kellett serves as a director of Frederica Bank & Trust Company, St. Simons Island, Georgia, and Mariner Health Group, Inc., New London, Connecticut.

     JOHN A. PORTER, 54, has been a director of the Company since 1988. Mr. Porter served as Vice Chairman of the Board of the Company from September 1993 until the Company's merger with MFS Communications Company, Inc. ("MFS") in December 1996 (the "MFS Merger") and served as Chairman of the Board of Directors of the Company from 1988 until September 1993. From May 1995 to the present, Mr. Porter has served as Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a manufacturer of electrical power distribution products. Mr. Porter also serves as Chairman of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment. Mr. Porter was previously President and sole shareholder of P.M. Restaurant Group, Inc. which filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1995. Subsequent to March 1995, Mr. Porter sold all of his shares in P.M. Restaurant Group, Inc. He is also a director of Uniroyal Technology Corporation and XL Connect, Inc.

     JOHN W. SIDGMORE, 47, serves as Vice Chairman of the Board and Chief Operations Officer of the Company. Mr. Sidgmore has been a director of the Company since the MFS Merger and has served as a director of MFS since August 1996. Mr. Sidgmore was President and Chief Operating Officer of MFS from August 1996 until the MFS Merger and has been Chief Executive Officer and a director of UUNET Technologies, Inc. ("UUNET") from June 1994 to the present, and also held the position of President of UUNET from June 1994 to August 1996 and from January 1997 to September 1997. From 1989 to 1994, he was President and Chief Executive Officer of CSC Intelicom, a telecommunications software company. Mr. Sidgmore is a director of Saville Systems PLC and Earthlink Network, Inc.

     SCOTT D. SULLIVAN, 36, serves as Chief Financial Officer and Secretary of the Company. From the ATC Merger until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of the Company. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including ATC. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG Peat Marwick LLP. Mr. Sullivan has served as a director of the Company since March 1996.

     LAWRENCE C. TUCKER, 55, is a general partner of Brown Brothers Harriman & Co. ("Brown Brothers"), which is the general and managing partner of The 1818 Funds. He is also a director of The WellCare Management Group, Inc., Riverwood International Corporation and National HealthCare Corporation. Mr. Tucker has served as a director of the Company since May 1995, and previously served as a director of the Company from May 28, 1992 until the ATC Merger.

THE MCI WORLDCOM MERGER

     On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock, par value $.10 per share ("MCI Common Stock"), outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below), and each share of MCI Class A common stock, par value $.10 per share, outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon. The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time; provided, however, that the MCI Exchange

Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

     The MCI/WorldCom Merger was approved by the MCI stockholders and the WorldCom shareholders at separate meetings held on March 11, 1998. The MCI/WorldCom Merger is subject to certain other conditions, including without limitation, approvals from the Federal Communications Commission, the Department of Justice and various state government bodies as well as the Commission of the European Communities. WorldCom anticipates that the MCI/WorldCom Merger will close in mid-year 1998.

MANAGEMENT OF MCI WORLDCOM FOLLOWING THE MCI/WORLDCOM MERGER. WorldCom has agreed to cause the WorldCom Board of Directors as of the MCI/WorldCom Effective Time to consist of 17 members, which shall consist of eleven members designated by WorldCom from among directors of WorldCom and six members designated by MCI from among directors of MCI. As of the date hereof, the WorldCom Board of Directors is comprised of eleven members. On March 11, 1998, MCI and WorldCom announced that the 17 member Board would include the current WorldCom Board members plus the MCI designations of Clifford L. Alexander, Jr., Judith Areen, Gordon S. Macklin, Bert C. Roberts, Timothy F. Price and Gerald H. Taylor. If, prior to the MCI/WorldCom Effective Time, any of the persons named by either WorldCom or MCI to serve on the Board of Directors of the Company following the MCI/WorldCom Merger ("MCI WorldCom") as of the MCI/WorldCom Effective Time declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director. The directors of WorldCom are elected annually.

     WorldCom has agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom International, responsible for all strategy, operations and ventures outside of the U.S.; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. communications operating subsidiary. The U.S. operating subsidiary will be responsible for the communications business in the United States, including all sales and marketing, customer service, product development, and network operations. John W. Sidgmore, currently Vice Chairman and Chief Operations Officer of WorldCom, will become President and Chief Executive Officer of Internet & Technology, responsible for managing WorldCom's Internet businesses, and information technology services, including MCI Systemhouse, architecture, design, and planning for the global network; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom.

     Additional information about MCI Board designees follows:

     CLIFFORD L. ALEXANDER, JR., age 64, has been President of Alexander & Associates, Inc., management consultants, since 1981. Mr. Alexander is also a director of Dreyfus 3rd Century Fund, Dreyfus General Family of Funds, Mutual of America Life Insurance Company, Dun & Bradstreet Corporation, American Home Products Corporation, Cognizant Corporation and TLC Holdings, Inc.

     JUDITH AREEN, age 53, has been Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. She has been a Professor of Law, Georgetown University, since 1976.

     GORDON S. MACKLIN, age 69, has been Chairman, White River Corporation, an information services company since 1993. Mr. Macklin is also a director of Fund American Enterprises Holdings, Inc.; CCC Information Services Group, Inc.; MedImmune, Inc.; Real 3-D; Spacehab, Inc.; and director, trustee or managing general partner, as the case may be, of 52 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin was formerly chairman, Hambrecht and Quist Group; director, H&Q Healthcare Investors; and President, National Association of Securities Dealers, Inc.

     TIMOTHY F. PRICE, age 44, has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCI Telecommunications Corporation ("MCIT") since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

     BERT C. ROBERTS, JR., age 55, has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCIT from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a nonexecutive director of British Telecommunications plc ("BT") from October 1994 to March 1998; a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since 1995; and a non-executive director of Telephonica since March 1998.

     GERALD H. TAYLOR, age 56, has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and was a non-executive director of BT from November 1996 to November 1997.

                   INFORMATION CONCERNING BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

     During 1997, the Board of Directors of the Company held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served.

     The Board of Directors has a standing Audit Committee currently consisting of Max E. Bobbitt (Chairman) and Francesco Galesi. During 1997, the Audit Committee held five meetings. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls and (d) recommendation to the Board of Directors as to selection of independent accountants.

     The Board of Directors has a standing Compensation and Stock Option Committee currently consisting of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. The Compensation and Stock Option Committee held six meetings during 1997. The duties of the Compensation and Stock Option Committee are as follows: (a) to make determinations regarding the annual salary, bonus and other benefits of executive officers of the Company; (b) to administer the stock option or award plans of the Company, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans; and (c) to review and take actions, including submission of recommendations to the Board of Directors, concerning compensation, stock plans and other benefits for the Company's directors, officers and employees.

     The Board of Directors has a Nominating Committee currently consisting of John A. Porter (Chairman) and Carl J. Aycock. The Nominating Committee held one meeting during 1997. The duties of the Nominating Committee include recommending to the Board, if so requested by the Board, nominees for director, successors to the Chief Executive Officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The Nominating Committee, if it meets, or the Board will give due consideration to written recommendations for nominees from shareholders for election as directors. Under the Bylaws of the Company, shareholders are entitled to nominate persons for election as directors only if written notice has been given as specified therein to the Company's Secretary, 515 East Amite Street, Jackson, Mississippi 39201-2702, not later than 90 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."

COMPENSATION OF DIRECTORS

     WorldCom's directors are paid fees of $22,500 per year and $1,000 per meeting attended of the Board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a Board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

     Pursuant to WorldCom's Third Amended and Restated 1990 Stock Option Plan, each non-employee director receives annually a non-discretionary grant of options to purchase 5,000 shares of Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant,
(b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company in which the Company is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of the Company to another entity. The exercise price may be paid in cash or, in the discretion of the Compensation and Stock Option Committee, Common Stock. In the discretion of the Compensation and Stock Option Committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Pursuant to the employment agreement of Mr. Sidgmore with UUNET, approximately 420,000 restricted shares of Common Stock vested as a result of the MFS Merger. Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET, Mr. Sidgmore's initial base salary was $220,000 per year, plus a bonus targeted at $130,000 per year. Mr. Sidgmore received a bonus of $400,000 for 1996 under his employment agreement. If Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000. Under the employment agreement, Mr. Sidgmore also received options to purchase at $0.04 per share 4,644,635 shares of WorldCom Common Stock (which options were exercised and 193,533 of the shares issued remain, as of December 31, 1997, subject to a right of repurchase, which right lapses as to 13,823 shares each month). In the event of a change in control of WorldCom or an involuntary termination other than for cause of Mr. Sidgmore's employment, WorldCom's right of repurchase lapses with respect to 50 percent of any of the shares subject to a right of repurchase at the time and such right also lapses over time. If as a result of such acceleration, Mr. Sidgmore would incur an excise tax pursuant to
Section 4999 of the Internal Revenue Code or corresponding provision of applicable state law, the Company is required to pay him when due to the applicable tax authority an amount sufficient to pay the excise tax and any federal, state and local taxes with respect thereto.

     Effective June 26, 1997, James Q. Crowe resigned as director, Chairman of the Board and employee of WorldCom. Pursuant to an employment arrangement, as subsequently modified, among other things, Mr. Crowe did not have any direct operating responsibility but continued to serve as a director and Chairman of the Board of the Company for a specified term in 1997, in connection with which he received a base salary of $120,000 per year for certain services. Additionally, pursuant to such agreement, Mr. Crowe's options to purchase an aggregate of 872,562 shares of Common Stock at an exercise price of $2.869 per share became fully exercisable and all shares granted under the WorldCom/MFS Employee Stock Bonus Plan and the WorldCom/MFS 1995 Deferred Stock Purchase Plan vested immediately.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). From January 1, 1997 until June 27, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael B. Yanney. From June 28, 1997 until July 30, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Lawrence C. Tucker and Michael B. Yanney. From July 31, 1997 to September 10, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman) and Lawrence C. Tucker. Subsequent to September 10, 1997, the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker.

     The Company's executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company will meet its ultimate responsibility to its shareholders.

     The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

BASE SALARY

     The Committee determines the salary ranges for each of the executive officer positions of the Company, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. With respect to executive officers other than the Chief Executive Officer, the evaluation of the Chief Executive Officer is of paramount importance in setting base salaries. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies in order to attract and retain the best qualified management team available. In 1997, base salaries for executive officers were consistent with this policy.

     The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee is satisfied that it has reasonably accurate information with respect to salary ranges for the surveyed companies.

     The Committee begins its annual compensation review in November, and it generally acts in the first quarter of each year to set the compensation of the Company's executive officers. The Committee considers (i) the Company's performance as evidenced in changes in the price of the Common Stock during the year as compared to changes in its industry and the broader economic environment, (ii) the Chief Executive Officer's recommendations with respect to a particular officer, (iii) the officer's individual performance, (iv) any significant changes in the officer's level of responsibility and (v) each officer's then-current salary within the range of salaries for such position. The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of the Company during the prior year and the expected contributions of such officer in the future.

     Generally, salary increases are made retroactive to January 1 of the current year. For 1998, executive officers' salaries were set consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies. The Company's Board of Directors unanimously ratified and approved the 1998 salary levels.

ANNUAL INCENTIVE COMPENSATION

     The Company's executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the financial performance of the Company in the context of the overall industry and economic environment, generally as evidenced by changes in the Common Stock price during the prior year, as well as the individual growth and success of the Company as measured primarily by revenues. The judgment of each member of the Committee and, in the case of other executive officers, of the Chief Executive Officer as to the impact of the individual on the financial performance of the Company also are considered. Based largely upon internal growth, the successful negotiation of various acquisitions and the increase in the price of the Common Stock, the Committee awarded bonuses for 1997 which fell between the median and high end of the range of bonuses at comparable companies.

     In 1994, the Company adopted the Annual Performance Bonus Plan (the "Annual Plan") which relates to certain cash bonuses for the Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on the achievement by the Company of one or more quantitative performance goals. The Annual Plan will continue until terminated by the Committee. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the Annual Plan, the Committee exercises its judgment as to individual contributions to the Company's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus to be paid under the Annual Plan.

     In 1997, the Company adopted the WorldCom, Inc. Performance Bonus Plan (the "Performance Bonus Plan") for certain executive officers of the Company, including the Chief Executive Officer. Cash bonuses under the Performance Bonus Plan are predicated on the achievement by the Company of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitation with respect to the maximum bonus payable under the Performance Bonus Plan, cash awards under the Performance Bonus Plan will be made based on the Committee's subjective assessment of individual contributions.

LONG-TERM INCENTIVE COMPENSATION

     The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company's stock option plans provide the means through which executive officers can build an investment in Common Stock which will align such officers' economic interests with the interests of shareholders. The value of the stock options historically has increased as a result of increases in the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

     The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

     In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself. Prior option grants to the individual involved are not considered in making new nonqualified option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. The total compensation package of Mr. Ebbers is designed to be competitive while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 1997, the compensation package for Mr. Ebbers was consistent with this policy.

     The Company's performance bonus plans for the Chief Executive Officer include the Annual Plan, the Performance Bonus Plan and the Special Performance Bonus Plan adopted in 1996 relating to certain cash bonuses to the Chief Executive Officer for 1996 through 1998 (the "Special Bonus Plan").

     In 1996, the Company's stock price increased from $17.63 to $26.06 per share, and the Company increased significantly in size upon the completion of the MFS Merger. The Company had $19.86 billion in total assets as of December 31, 1996 and $4.49 billion in revenues for the year ended December 31, 1996. The Committee established a maximum bonus under the Annual Plan for the Chief Executive Officer for 1996 equal to $1,687,500. It established specific performance goals for 1996 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. Additionally, for 1996, the Committee established a maximum bonus under the Special Bonus Plan of $1,000,000 and a performance goal based on certain billings by the Company. The 1996 performance goal was achieved, and the Committee awarded the $1,000,000 maximum amount allowed under the Special Bonus Plan. However, Mr. Ebbers accepted only $650,000 of such award. Despite the Company's strong performance, in light of the $1.0 million compensation deductibility limitation under Section 162(m) of the Internal Revenue Code and Mr. Ebbers' request that his 1997 salary not be increased, the base salary for Mr. Ebbers in 1997 remained unchanged over the 1996 base salary of $935,000.

     In 1997, the Company's stock price increased from $26.06 to $30.25 per share. The Company had $22.39 billion in total assets as of December 31, 1997 and $7.35 billion in revenues for the year ended December 31, 1997. The Committee established a maximum bonus under the Annual Plan for the Chief Executive Officer equal to $2,531,250. The Committee established specific performance goals for 1997 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. Additionally, in connection with the Performance Bonus Plan, the Committee established a specific performance goal based on the attainment by the Company of a specified percentage increase in consolidated pro forma gross revenues. The specified performance goal was met in 1997 and the Committee determined to award the Chief Executive Officer the maximum bonus with respect to 1997 of $13.0 million. Under the Special Bonus Plan, the Committee established a maximum bonus for 1997 of $1,500,000 and a performance goal based on certain billings by the Company. The 1997 performance goal was achieved, and the Committee awarded the $1,500,000 maximum allowed under the Special Bonus Plan. At Mr. Ebbers' request, the base salary for Mr. Ebbers in 1998 will again remain unchanged at $935,000.

     During 1997, the Committee granted Mr. Ebbers options exercisable for an aggregate of 1,200,000 shares of Common Stock, which become exercisable in three equal annual installments beginning January 1, 1998 through January 1, 2000. The Committee believes that options appropriately compose a significant portion of compensation for the reasons set forth above. In evaluating the number of options awarded, the Committee did not employ a formal valuation formula, but compared the number of options to the numbers of options awarded by comparable companies.

CONCLUSION

     The Committee intends to continue its practice of basing executive compensation on stock price and other financial performance criteria, and on its qualitative evaluation of individual performance. Additionally, the Committee is augmenting, as applicable to the persons involved, these components of the compensation process with the quantitative measures of performance included in the Company's performance bonus plans. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

                                  THE COMPENSATION AND STOCK OPTION COMMITTEE
                                  April 23, 1998
                                  Stiles A. Kellett, Jr. (Chairman)
                                  Max E. Bobbitt
                                  Lawrence C. Tucker

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The following graphs and tables compare cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899 -- US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"), the first reflecting LDDS-TN returns prior to the Mergers and the second reflecting the returns applicable to Resurgens prior to the Mergers. Upon a shareholder's written request to the Chief Financial Officer of the Company, the Company will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

        Performance Graph for WorldCom, Inc. (LDDS-TN Prior to 9/15/93)

                                                                    Nasdaq Telecommunications
        Measurement Period             WorldCom,          S&P 500      Stocks SIC 4800-4899
      (Fiscal Year Covered)               Inc.             Stocks          US & Foreign
12/31/92                                 100.0             100.0              100.0
12/31/93                                 154.7             109.8              154.2
12/30/94                                 124.7             111.3              128.7
12/29/95                                 226.1             153.1              168.5
12/31/96                                 334.4             188.8              172.3
12/31/97                                 397.9             252.0              255.1

---------------

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.   The index for all series was set to $100.0 on 12/31/92.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

       Performance Graph for WorldCom, Inc. (Resurgens Prior to 9/15/93)

                                                                    Nasdaq Telecommunications
        Measurement Period             WorldCom,         S&P 500      Stocks SIC 4800-4899
      (Fiscal Year Covered)               Inc.            Stocks          US & Foreign
12/31/92                                 100.0             100.0              100.0
12/31/93                                 166.4             109.8              154.2
12/30/94                                 134.1             111.3              128.7
12/29/95                                 243.1             153.1              168.5
12/31/96                                 359.5             188.8              172.3
12/31/97                                 427.8             252.0              255.1

---------------

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.   The index for all series was set to $100.0 on 12/31/92.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1997. The table also sets forth, for informational purposes, the compensation paid by MFS and/or UUNET during 1996 to Messrs. Crowe and Sidgmore, who became executive officers of the Company upon completion of the MFS Merger.

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                               ANNUAL COMPENSATION        UNDERLYING
                                              ----------------------       OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)    BONUS($)        SARS(#)      COMPENSATION($)
---------------------------            ----   ---------   ----------     ------------   ---------------
Bernard J. Ebbers....................  1997    935,000    17,031,250(1)  1,200,000/0           4,500(2)
  President and                        1996    935,000     2,337,500     1,200,000/0           4,500
  Chief Executive Officer              1995    860,000     2,125,000       900,000/0           4,500
James Q. Crowe(4)....................  1997    150,769             0             0/0      20,710,685(3)
  Former Chairman of the Board         1996    496,923     1,000,000             0/0         149,692
John W. Sidgmore(5)..................  1997    500,000             0     1,000,000/0         961,750(2)(3)
  Vice Chairman of the Board           1996    283,577       494,443             0/0       2,182,654
  and Chief Operations Officer
Scott D. Sullivan....................  1997    500,000     3,500,000(1)  1,000,000/0           4,500(2)
  Chief Financial Officer              1996    375,000       500,000       100,000/0           4,500
  and Secretary                        1995    294,000       225,000       240,000/0           4,500

---------------

(1) Includes payments received by Mr. Ebbers and Mr. Sullivan of $13.0 million and $3.5 million, respectively, pursuant to the WorldCom Performance Bonus Plan that relate to prior years as well.

(2) Matching contributions to the Company's 401(k) Plan.

(3) Includes MFS Shareworks Plus Awards paid out on January 9, 1997 in connection with the MFS Merger. The value received from such awards was $20,276,000 for Mr. Crowe and $957,250 for Mr. Sidgmore. The amount for Mr. Crowe also includes $434,685 in compensation received in connection with the employer match portion of Mr. Crowe's shareworks distribution.

(4) Resigned in June 1997. See "Employment Agreements and Termination of Employment Arrangements."

(5) As of December 31, 1997, the total number (and value) of restricted stock holdings of Mr. Sidgmore was 193,533 ($5,854,373). See "Employment Agreements and Termination of Employment Arrangements."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1997 to the individuals named in the Summary Compensation Table. There were no grants of stock appreciation rights ("SARs") to said individuals during the year.

                                                 INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                         ------------------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                           NUMBER OF                                                           RATES OF STOCK PRICE
                          SECURITIES       % OF TOTAL                                         APPRECIATION FOR OPTION
                          UNDERLYING     OPTIONS GRANTED                                              TERM(3)
                            OPTIONS       TO EMPLOYEES         EXERCISE OR       EXPIRATION   -----------------------
NAME                     GRANTED(#)(1)        IN FY        BASE PRICE($/SH)(2)      DATE        5%($)        10%($)
----                     -------------   ---------------   -------------------   ----------   ----------   ----------
Bernard J. Ebbers......    1,200,000          4.1%                26.00           01/23/07    19,621,512   49,724,765
James Q. Crowe.........           --            --                   --                 --            --           --
John W. Sidgmore.......    1,000,000          3.4%                26.00           02/11/07    16,351,260   41,437,304
Scott D. Sullivan......    1,000,000          3.4%                26.00           02/11/07    16,351,260   41,437,304

---------------

(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or upon the consummation of a specified change of control transaction. The options may be transferred to certain family members and related entities with the consent of the Compensation and Stock Option Committee.

    The options for Messrs. Ebbers, Sidgmore and Sullivan become exercisable in three equal annual installments beginning January 1, 1998 through January 1, 2000.

(2) The exercise price may be paid in cash or, in the discretion of the Company's Compensation and Stock Option Committee, by shares of Common Stock valued at the closing quoted selling price on the date of exercise, or a combination of cash and Common Stock.

(3) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth information concerning the number and value realized as to options exercised during 1997 and options held at December 31, 1997, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end. All options had exercise prices lower than the fair market value of the Common Stock on December 31, 1997 ("in-the-money" options).

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  SHARES                          OPTIONS AT FY-END(#)              FY-END($)(2)
                                ACQUIRED ON       VALUE        ---------------------------   ---------------------------
             NAME               EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------------   -----------   -------------   -----------   -------------
Bernard J. Ebbers.............          --              --      2,875,696      1,200,000     44,326,826      8,350,000
James Q. Crowe................   1,810,263      48,202,166             --             --             --             --
John W. Sidgmore..............          --              --        368,704        666,667      2,299,555      2,833,335
Scott D. Sullivan.............     373,028       5,581,314        433,333        766,667      3,091,665      4,070,825

---------------

(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.

(2) Based upon a price of $30.25 per share, which was the closing price of Common Stock on December 31, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Messrs. Galesi, Jaros, Porter and Tucker each filed one late report covering one, four, five, and one transaction(s), respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The AOL Agreement provided that, if so requested at least five business days before the closing of the AOL transaction, WorldCom would cause Stephen M. Case, Chairman of the Board and Chief Executive

Officer of AOL, to be appointed to the WorldCom Board. Mr. Case made such request and was appointed to the Board in March 1998.

     AOL and WorldCom and/or certain of WorldCom's subsidiaries are currently parties to certain agreements regarding the provision of dial-up and leased line access to AOL. Upon closing of the AOL Agreement, WorldCom, AOL and ANS entered into a Master Agreement for Data Communications which has an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. The agreement provides that ANS will (i) continue to maintain and operate portions of AOL's dial-up member access network; (ii) install, activate, maintain and operate additional modems for AOL's dial-up network in the United States and Canada; and (iii) provide AOL with Internet access. AOL committed to purchase from ANS specified percentages of its incremental modem requirements each year, subject to ANS fulfilling certain obligations. The fees for the foregoing services are based on several factors, including certain fixed base prices, the prices offered by ANS to its non-affiliated customers, prices paid by AOL to, or offered to AOL by, other significant suppliers of modems and modem services, and, if AOL provides such services to itself, AOL's cost. The fees are subject to adjustment twice per year and include certain agreed-upon discounts. AOL, UUNET and the surviving corporation of the Company's merger with CompuServe Corporation ("CompuServe") also entered into a Network Services Agreement on January 31, 1998, which has an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. Under this agreement, such surviving corporation provides AOL with capacity on the CompuServe network, and AOL committed to use the network for specified portions of its requirements. The fees to be paid by AOL are based on several factors, including certain fixed base prices, the prices offered to AOL by other significant suppliers of network capacity, and such surviving corporation's actual cost to provide the network capacity. Expenditures by AOL under all of such agreements during the twelve month period commencing as of the closing of the AOL Agreement is anticipated to exceed $400 million. Actual results may vary materially from such expectation.

     The AOL Agreement included customary representations and warranties, and provisions for each of AOL and WorldCom to indemnify the other for certain losses and expenses, subject to specified time limits and minimum amounts. AOL and ANS also entered into a Noncompetition and Nonsolicitation Agreement under which (i) AOL agreed to certain limitations on its business activities in the network services business, (ii) WorldCom agreed that CompuServe will be subject to certain limitations in the online services business, and (iii) each of the parties agreed to certain restrictions on its rights to solicit or otherwise deal with customers, suppliers, employees, independent contractors, agents or representatives of the other.

     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board would consider the nomination of an individual designated by the BFP Board of Directors (who was expected to be Mr. James C. Allen) for election as a director of WorldCom following the effective time of the BFP Merger. The BFP Merger resulted in the vesting of Mr. Allen's 66,667 shares of BFP stock options exercisable at $12.50 per share, which options were converted into options exercisable for Common Stock having the same terms and conditions, except that the exercise price and number of shares issuable upon exercise were divided and multiplied, respectively, by 1.85. Each of Mr. Allen's shares of BFP common stock was converted into 1.85 shares of Common Stock in the BFP Merger. As of November 30, 1997, Mr. Allen beneficially owned 319,885 shares of BFP common stock. Pursuant to a Change in Control Severance Agreement entered into as of April 8, 1997, Mr. Allen received a $2,075,158 payment upon his termination as Vice Chairman and Chief Executive Officer of BFP in February 1998. Mr. Allen is also entitled to continuation of medical insurance benefits for a three year period, and is subject to certain non-competition and non-solicitation provisions.

     On August 19, 1997, in connection with the acquisition by the Company of the outstanding shares of McCourt Fiber Network, Inc., which was the holder of the shares of Metropolitan Fiber Systems -- McCourt, Inc. not already owned by the Company, the Company issued to shareholders of McCourt Fiber Network, Inc. 846,154 shares of WorldCom Common Stock, which total included 812,308 shares issued to David C. McCourt, then a member of the WorldCom Board of Directors.

     As of December 31, 1996, R. Douglas Bradbury, former director of WorldCom and Chief Financial Officer of MFS, held 52,500 MFS Shareworks Plus Awards. This award, totaling $6.4 million, was paid out in

January 1997 in connection with the MFS Merger. Additionally, in accordance with the WorldCom/MFS 1992 Stock Option Plan, upon the termination of Mr. Bradbury as Chief Financial Officer of MFS on February 28, 1997, all of Mr. Bradbury's options to purchase an aggregate of 749,725 shares of Common Stock at an exercise price of $2.869 per share were immediately vested. Mr. Bradbury subsequently exercised all such options and sold the underlying shares of Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MCI/WORLDCOM MERGER

     A number of executive officers of MCI, including some of the officers who are also directors, have certain interests in the MCI/WorldCom Merger that are different from, or in addition to, the interests of the stockholders of MCI generally. With respect to Messrs. Roberts, Price and Taylor, executives who serve as directors of MCI and who will serve as executives and directors of the combined company, and the other MCI designees each will be entitled to receive in connection with the MCI/WorldCom Merger a number of shares of Common Stock and options to purchase shares of Common Stock based upon the MCI Exchange Ratio, in exchange for the shares of MCI Common Stock beneficially owned by Messrs. Roberts, Price and Taylor and the other MCI designees as of the MCI/WorldCom Effective Time and options to purchase shares of MCI Common Stock held by Messrs. Roberts, Price and Taylor and the other MCI designees as of the MCI/WorldCom Effective Time. In addition, in connection with the MCI/WorldCom Merger, Messrs. Roberts, Taylor and Price will receive cash retention bonuses of $10.5 million, $9.5 million and $9.0 million, respectively, which replace the senior retention incentive stock units granted pursuant to a prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") which were discontinued when that agreement was terminated in connection with the execution of the MCI/WorldCom Merger Agreement.

OWNERSHIP OF MCI COMMON STOCK; STOCK OPTIONS. As of December 31, 1997, directors and executive officers of MCI beneficially owned an aggregate of 2,557,871 shares of MCI Common Stock (or approximately 0.4% of the then outstanding MCI Common Stock), including restricted shares of MCI Common Stock ("MCI Restricted Shares") and incentive stock units ("ISUs") but excluding shares of MCI Common Stock that may be acquired upon the exercise of outstanding options to purchase MCI Common Stock ("MCI Stock Options").

     As of December 31, 1997, directors and executive officers of MCI held options to purchase an aggregate of 4,299,020 shares of MCI Common Stock, of which options to purchase 2,870,830 shares of MCI Common Stock were exercisable, and the remainder of which will, pursuant to the MCI/WorldCom Merger Agreement, become fully vested and exercisable immediately prior to the MCI/WorldCom Effective Time if not previously vested. The MCI/WorldCom Merger Agreement provides that, on or prior to the MCI/WorldCom Effective Time, MCI shall take all action necessary to cause each option to purchase shares of MCI Common Stock that remains outstanding at the MCI/WorldCom Effective Time to be converted into an option to acquire that number of shares of Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such option by the MCI Exchange Ratio, rounded, if necessary, up to the nearest whole share of Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the MCI Exchange Ratio.

     As of December 31, 1997, executive officers of MCI held an aggregate of 1,083,324 MCI Restricted Shares and ISUs, including in the case of Mr. Roberts, Mr. Taylor, and Mr. Price, 299,903, 229,641 and 154,138 shares, respectively. Pursuant to the MCI/WorldCom Merger Agreement, at the MCI/WorldCom Effective Time all unvested and unpaid MCI Restricted Shares and ISUs outstanding on the date of execution of the MCI/WorldCom Merger Agreement will become fully vested and (unless voluntarily deferred) paid. Any MCI Restricted Shares or ISUs outstanding at the MCI/WorldCom Effective Time will be converted into the number of shares of WorldCom Common Stock or ISUs determined by multiplying such MCI Restricted Shares and ISUs by the MCI Exchange Ratio.

     The following table sets forth certain information regarding the beneficial ownership of MCI Common Stock as of December 31, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by the persons selected by MCI to serve as directors of MCI WorldCom. Each such individual has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                             NUMBER OF SHARES       PERCENT
                NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1)    OF CLASS
                ------------------------                   ---------------------    --------
Clifford L. Alexander, Jr. ..............................           20,000(2)          *
Judith Areen.............................................           22,803             *
Gordon S. Macklin........................................           64,000(3)          *
Timothy F. Price.........................................          290,243(4)          *
Bert C. Roberts, Jr. ....................................        1,609,823(5)          *
Gerald H. Taylor.........................................          998,579(6)          *

---------------

 *  Less than one percent.

(1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under MCI's Employee Stock Ownership and 401(k) Plan ("ESOP"), with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of MCI Stock Options within sixty days of December 31, 1997, and also shares issued as awards of MCI Restricted Shares and/or ISUs.

(2) Consists of 20,000 shares of MCI Common Stock Mr. Alexander has the right to acquire pursuant to the exercise of MCI Stock Options.

(3) Includes 40,000 shares of MCI Common Stock Mr. Macklin has the right to acquire pursuant to the exercise of MCI Stock Options. Does not include 3,200 shares of MCI Common Stock owned solely by Mr. Macklin's wife, in which shares he disclaims beneficial ownership.

(4) Includes 14,891 shares of MCI Common Stock allocated to Mr. Price's ESOP account, 102,825 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of MCI Stock Options and 154,138 shares of MCI Common Stock issued as ISUs. Does not include 1,000 shares of MCI Common Stock held by Mr. Price's wife as custodian for the benefit of their minor children, in which shares Mr. Price disclaims beneficial ownership.

(5) Includes 46,020 shares of MCI Common Stock allocated to Mr. Roberts' ESOP account, 798,500 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of MCI Stock Options, 255,736 MCI Restricted Shares, 44,167 shares of MCI Common Stock issued as ISUs, 122,400 shares of MCI Common Stock owned by a limited partnership in which Mr. Roberts is a general partner, and 18,000 shares of MCI Common Stock owned by the Roberts' Foundation. Does not include 12,000 shares of MCI Common Stock held by Mr. Roberts' wife as custodian for the benefit of their minor child, in which shares Mr. Roberts disclaims beneficial ownership.

(6) Includes 36,251 shares of MCI Common Stock allocated to Mr. Taylor's ESOP account, 661,420 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of MCI Stock Options, and 229,641 shares of MCI Common Stock issued as ISUs.

EMPLOYMENT AGREEMENTS. MCI had previously entered into employment agreements (the "Employment Agreements") with Messrs. Roberts, Taylor and Price, (as well as five other MCI executives) (collectively, the "Executives"), effective as of November 2, 1996, and expiring on December 31, 1999.

     Pursuant to the Employment Agreements, each Executive will receive an annual base salary, subject to increases (but not decreases) at the discretion of MCI. The 1997 annual salaries of certain of the Executives under the Employment Agreements were as follows: Bert C. Roberts, Jr., $1,000,000; Gerald
H. Taylor, $700,000; and Timothy F. Price, $550,000. In addition, each Executive will receive an annual bonus for each fiscal year of MCI ending during the term of the Executive's employment with a minimum bonus amount of no less than the average annual bonus earned by the Executive in respect of the 1994, 1995 and 1996 fiscal years. The Executives will also participate in any long-term incentive compensation plan or program maintained by MCI for senior executives of MCI and all long-term compensation plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or replaced by programs that are no less favorable to the Executives. In addition, the Executives will participate in all MCI pension and welfare benefit plans and programs which are applicable to senior executives of MCI, and all pension and welfare benefit plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or be replaced by programs that are no less favorable to the Executives.

     Under the Employment Agreements, in the event an Executive's employment is terminated by MCI (for this purpose "MCI" shall mean MCI, MCI WorldCom and their respective affiliates) without "Cause" or by the Executive for "Good Reason" (as each such term is defined below), the Executive is to receive (a) the Executive's accrued but unpaid salary and vacation pay, and any unpaid bonus from the prior fiscal year, (b) a cash payment equal to three times the sum of
(x) the Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued for the Executive by MCI in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued for the Executive in respect of 1995, (c) continued medical, dental and life insurance coverage for the Executive and the Executive's eligible dependents on the same basis as in effect immediately prior to the Executive's termination of employment until the earlier of (x) 36 months after the Executive's termination of employment or (y) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by MCI, (d) unless otherwise expressly elected by the Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by the Executive under any non-qualified plan of deferred compensation maintained by MCI or MCI WorldCom (notwithstanding the payment provisions of any such plan to the contrary), (e) full acceleration of vesting and exercisability of any equity based and cash retention awards (including, but not limited to, MCI Stock Options, MCI Restricted Shares and ISUs) granted to the Executive prior to the Executive's termination of employment and (f) 36 months of age and service credit for all purposes under all defined benefit plans of MCI (or the equivalent).

     For purposes of the Employment Agreements, "Cause" means: (i) a deliberate and material breach by the Executive of his duties and responsibilities under the Employment Agreement that results in material harm to MCI, which breach is
(A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of MCI and (C) not remedied within 30 days after receipt of written notice from MCI specifying such breach; (ii) the Executive's willful and material breach of the restrictive covenants contained in the Employment Agreement which is not remedied within 30 days after receipt of written notice from MCI specifying such breach; or (iii) the Executive's plea of guilty or nolo contendre to, or nonappealable conviction of, a felony, which conviction or plea causes material harm to the reputation or financial position of MCI. "Good Reason" means the occurrence of any of the following without the Executive's express written consent: (i) the assignment to the Executive of any duties inconsistent with the Executive's current positions, duties, responsibilities and status with MCI, a change in the Executive's reporting responsibilities, title or offices or any removal of the Executive from or failure to elect or re-elect the Executive to any position with MCI (including membership on the MCI Board) except in connection with the Executive's promotion or a termination of employment for Cause; (ii) a reduction in the Executive's base salary or target annual bonus or long-term incentives, as such salary, target bonus and incentives are increased from time to time; (iii) the failure to continue in effect any employee benefit plan or compensation plan in which the Executive participates unless the Executive is provided with participation in other plans that provide substantially comparable benefits or the taking of any action that would adversely affect the Executive's benefits under any such plan; (iv) any relocation of the Executive's principal place of business from the location described in the Employment Agreement; (v) any reduction in fringe benefits and perquisites provided to the Executive; (vi) any material breach by MCI of any provisions of the Employment Agreement; and (vii) a failure by MCI WorldCom to expressly assume, as of the date of the MCI/WorldCom Merger, all obligations of MCI under the Employment Agreement.

     The Employment Agreements further provide that if the payments described above constitute "parachute payments" under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), MCI is to pay the Executive an additional amount sufficient to place the Executive in the same after-tax financial position the Executive would have been in if the Executive had not incurred the excise tax imposed under Section 4999 of the Code in respect of such parachute payments.

     In the event an Executive's employment is terminated due to the Executive's death or "Disability" (as defined in the Employment Agreements), the Employment Agreements provide that MCI is to pay to the Executive (or the Executive's beneficiaries) a lump sum cash amount equal to (i) the annual rate of the Executive's annual base salary as in effect on the date of termination and (ii) the highest bonus paid to the Executive under MCI's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, the Executive is to receive (i) the unpaid portion of his annual base salary accrued to the date of termination and any accrued vacation as of the date of termination and (ii) the unpaid portion of his bonus accrued with respect to the last full fiscal year of MCI ended prior to the date of termination, when such bonus would otherwise be payable.

     The Employment Agreements contain confidentiality, non-competition and non-solicitation clauses which provide, among other things, that the Executive is not to (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employee of MCI or its affiliates during the Executive's employment with MCI or its affiliates and, thereafter, for a period expiring on the earlier of (x) the first anniversary of the Executive's termination of employment and (y) the expiration of the term of the Employment Agreement.

RETENTION BONUSES FOR SENIOR EXECUTIVES. In connection with the MCI/WorldCom Merger, a cash retention award pool (the "Executive Retention Program") of up to approximately $170 million will be created to provide retention incentives for MCI senior executives, including Messrs. Roberts, Taylor and Price, who will receive $10.5 million, $9.5 million and $9.0 million, respectively. These bonuses generally replace the Senior Retention ISUs granted pursuant to the BT/MCI Merger Agreement, which were discontinued when that agreement was terminated. The schedule of payments of such incentives will be subject to the approval of WorldCom, which will not be unreasonably withheld; and WorldCom will be informed as to the other aspects of the incentives.

DISCRETIONARY RETENTION BONUS POOL. In addition, a cash retention pool of up to $150 million has been created for post-MCI/WorldCom Merger retention; such pool will be allocated in consultation with WorldCom.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE. Pursuant to the MCI/WorldCom Merger Agreement, from and after the MCI/WorldCom Effective Time, the surviving corporation in the MCI/WorldCom Merger is to cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI/WorldCom Effective Time, the current provisions regarding indemnification of officers and directors contained in the MCI Restated Certificate of Incorporation and the MCI Bylaws and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI with respect to claims arising from facts or events that occurred on or before the MCI/WorldCom Effective Time, except that in no event is the surviving corporation to be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, the surviving corporation is to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

BOARD OF DIRECTORS; MANAGEMENT. Pursuant to the MCI/WorldCom Merger Agreement, WorldCom originally agreed that the WorldCom Board, as of the MCI/WorldCom Effective Time, would consist of fifteen members, eight of whom would be designated by WorldCom from among the directors of WorldCom, five of whom would be designated by MCI from among the directors of MCI and two of whom would be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are reasonably acceptable to the other party. See, however, "Item 1. Election of Directors -- The MCI WorldCom Merger -- Management of MCI WorldCom Following the MCI/WorldCom Merger." As of the date hereof, the WorldCom Board is composed of eleven directors. WorldCom has further agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom International, responsible for all strategy, operations, and ventures outside of the U.S.; and Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. communications operating subsidiary. The U.S. operating subsidiary will be responsible for the communications business in the United States, including all sales and marketing, customer service, product development, and network operations. John W. Sidgmore, currently Vice Chairman and Chief Operations Officer of WorldCom, will become President and Chief Executive Officer of Internet & Technology, responsible for information technology services, including MCI Systemhouse, architecture, design, and planning for the global network, and managing MCI WorldCom's largest commercial Internet relationships; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom. See "Item 1. Election of Directors -- The MCI/WorldCom
Merger -- Management of MCI WorldCom Following the MCI/WorldCom Merger."

CERTAIN RELATED TRANSACTIONS

     WorldCom and MCI have entered into certain interconnection or other service agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In fiscal 1997, fiscal 1996 and fiscal 1995, MCI and its subsidiaries and WorldCom and its subsidiaries have engaged in transactions aggregating approximately $655 million, $558 million, and $273 million, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1997 until June 27, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Walter Scott, Jr., Lawrence C. Tucker and Michael B. Yanney. From June 28, 1997 until July 30, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Lawrence C. Tucker and Michael B. Yanney. From July 31, 1997 to September 10, 1997 the Committee was composed of Stiles A. Kellett, Jr. (Chairman) and Lawrence C. Tucker. Subsequent to September 10, 1997, the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, and Lawrence C. Tucker.

            ITEM 2. SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHTS PLANS

     The CWA/ITU Negotiated Pension Plan, P. O. Box 2380, Colorado Springs, CO 80901-2380 (the "Fund"), which owns 75,000 shares of Common Stock, has informed WorldCom that it intends to propose the following resolution at the 1998 annual meeting of shareholders. The proposal and supporting statement, for which the Board of Directors and WorldCom accept no responsibility, are set forth below.

THE SHAREHOLDER PROPOSAL

     Resolved, that the shareholders of WorldCom, Inc. request the Board of Directors to refrain from adopting any future shareholder rights plan, rights agreement, or other device commonly known as a "poison pill," without the prior approval of the stockholders at an Annual or Special meeting, and to redeem or terminate any such plan, agreement or device which may be in effect at the adoption of this resolution.

THE SHAREHOLDER'S STATEMENT OF SUPPORT

     A poison pill is an anti-takeover device, which effectively prevents a change in control of a Company without the approval of the Board of Directors. It forces potential acquirers to negotiate acquisitions with management, instead of making an offer directly to the stockholders.

     The stockholders, who own the Company, should have the right to decide what is a fair price for their holdings. The directors and managers, who serve as our agents, should not usurp that right.

     In addition, by forcing potential acquirers to negotiate with the Board, poison pills have a tendency to entrench management, to insulate it from accountability, and to make management less responsive to the views of stockholders. Stockholders should have the right to decide whether the risk of such consequences may be warranted by special circumstances that might make it appropriate to adopt a poison pill.

     In this regard, proposals to redeem or allow shareholder votes on poison pills have received the support of a majority of the shareholders at fourteen publicly traded American companies within the last two years. According to the Investor Responsibility Research Center (IRRC), these include CSX, Wellman, the Fleming Companies, Columbia/HCA, Flour, Bausch & Lomb, J.C. Penney, Lukens, Consolidated Natural Gas, Harrah's Entertainment, Baker Hughes, Weyerhaeuser and Rowan.

     Of the proposals to redeem or allow votes on poison pills within the IRRC research universe, the proponents won 53% of the votes cast during 1996 and 1997. And these results do not take account of many companies that have decided to redeem or allow votes on poison pills without action by their stockholders.

                                     *****

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL.

     Proxies will be voted against the foregoing unless shareholders specify otherwise in their proxies. The number of votes cast in favor of the shareholder proposal by the holders of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class, represented in person or by proxy at a meeting where a quorum is present must exceed the number of votes cast against said proposal by said holders in order for the proposal to be adopted. A majority of the votes entitled to be cast in the election constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 2 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP ("Arthur Andersen") has been selected as the Company's independent accountant for 1998. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

                              REPORT ON FORM 10-K

     A copy of the Company's Report on Form 10-K for the period ended December 31, 1997, filed with the Securities and Exchange Commission (including related financial statements and schedules) is available to shareholders without charge, upon written request to Scott D. Sullivan, Secretary, WorldCom, Inc., 515 East Amite Street, Jackson, Mississippi 39201-2702.

                      FUTURE PROPOSALS OF SECURITY HOLDERS

     All proposals of security holders intended to be presented at the 1999 annual meeting of shareholders must be received by the Company not later than December 24, 1998, for inclusion in the Company's 1999 proxy statement and form of proxy relating to the 1999 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

     Under the Bylaws of the Company, shareholders entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination(s) has been given either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. Such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the Company if so elected.

                                 OTHER BUSINESS

     The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

                                 MISCELLANEOUS

     The Company will pay the cost of soliciting proxies in connection with the 1998 annual meeting. In addition to solicitation by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. The Company's transfer agent, The Bank of New York, has agreed to assist the Company in connection with the tabulation of proxies. In addition, the Company may retain MacKenzie Partners, Inc. to assist with the solicitation of proxies, the estimated cost of which would be approximately $5,000, plus expenses.

     Shareholders are urged to mark, sign and send in their proxies without delay.

                                            By Order of the Board of Directors

                                            Scott D. Sullivan
                                            Secretary

Jackson, Mississippi
April 23, 1998

                         PROXY/VOTING INSTRUCTION CARD
                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 21, 1998

     The undersigned hereby (i) with respect to all shares of Common Stock and Series B Convertible Preferred Stock of WorldCom, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned and
(ii) with respect to all shares of Series A 8% Cumulative Convertible Preferred Stock of the Company (or portions thereof) which the undersigned, as holder of depositary shares relating thereto (the "Series A Depositary Shares"), may be entitled to direct the voting of, directs The Bank of New York, as Depositary (the "Depositary"), in each case, to vote at the Annual Meeting of Shareholders of WorldCom, Inc., to be held on Thursday, May 21, 1998, commencing at 10:00 a.m. local time, at 500 Clinton Center Dr., Clinton, Mississippi, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of the Company dated April 23, 1998, receipt of which is hereby acknowledged.

     THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED OR, WITH RESPECT TO SERIES A DEPOSITARY SHARES, THIS VOTING INSTRUCTION CARD WILL BE DEEMED AN INSTRUCTION TO VOTE, FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, AGAINST PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES OR THE DEPOSITARY, AS THE CASE MAY BE, WITH RESPECT TO PROPOSAL 3.


                                 WorldCom, Inc.
                                 Post Office Box 11494
                                 New York, NY 10203-0494


                                 (Continued, and to be signed and dated on the reverse side.)


1. ELECTION OF DIRECTORS     [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY to vote     [ ] *EXCEPTIONS
                                 listed below             for all nominees listed below

Nominees: James C. Allen, Carl J. Aycock, Max E. Bobbitt, Stephen M. Case, Bernard J. Ebbers, Francesco Galesi,
          Stiles A. Kellett, Jr., John A. Porter, John W. Sidgmore, Scott D. Sullivan and Lawrence C. Tucker.
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions_____________________________________________________________________________________________

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

2. Proposal on Shareholders Rights Plan.          3. In their discretion with respect to such other business as properly may come before the meeting or any adjournments or postponements thereof.

[ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                                                                                      Change of Address and
                                                                                      or Comments Mark Here   [ ]

-----------------------------------------------------------------------------------------------------------------

                                                     Please sign exactly as name(s) appear on this proxy/voting instruction card. When shares are held by joint tenants,
                                                     both should sign. When signing as attorney-in-fact,
                                                     executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other
                                                     authorized officer. If a partnership, please sign in
                                                     partnership name by authorized person.

                                                     DATED ______________________________,19_______


                                                     ------------------------------------------------------------
                                                     Signature of shareholder or authorized representative

                                                     ------------------------------------------------------------
                                                     Signature (if held jointly)

SIGN, DATE AND RETURN THE PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.  VOTES MUST BE INDICATED  [X]
                                                                                               (x) IN BLACK OR BLUE INK.

                                 WORLDCOM, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 21, 1998

The enclosed material relates to shares of WORLDCOM, INC. held in your account in the WORLDCOM 401(k) Plan (the "Plan") on April 2, 1998. As Trustee of the Plan, Merrill Lynch Trust Company will vote your Plan shares in accordance with your instructions.

The enclosed proxy will be used solely as your instructions to Merrill Lynch Trust Company as to how your Plan shares should be voted. Please execute and return your instructions to the Trustee as soon as possible in the postage paid envelope included.

                                       MERRILL LYNCH TRUST COMPANY

                                 WORLDCOM, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 21, 1998

The enclosed material relates to shares of WORLDCOM, INC. held in your account in the MFS Communications Company, Inc. 401(A) Shareworks Grant Plan (the "Plan") on April 2, 1998. As Trustee of the Plan, Merrill Lynch Trust Company will vote your Plan shares in accordance with your instructions.

The enclosed proxy will be used solely as your instructions to Merrill Lynch Trust Company as to how your Plan shares should be voted. Please execute and return your instructions to the Trustee as soon as possible in the postage paid envelope included.

                                        MERRILL LYNCH TRUST COMPANY